Exhibit (12)

                              SNAP-ON INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                        Three Months Ended                    Nine Months Ended
                                                ---------------------------------       ---------------------------------
                                                   Sept. 28,          Sept. 29,           Sept. 28,            Sept. 29,
                                                     2002                2001               2001                  2002
                                                -------------      --------------       --------------        -----------

  Net earnings                                   $     19.2         $        .6           $    72.9             $   36.4

  Add (deduct):
       Income taxes                                    10.9                 2.6                39.4                 26.7
       Minority interest in earnings
         of consolidated subsidiaries                    .9                  .6                 2.0                  1.6
       Cumulative effect                                  -                   -                (2.8)                 2.5
                                                 ----------         -----------           ---------             --------

Net earnings as defined                                31.0                 3.8               111.5                 67.2

  Fixed charges:
       Interest on debt                                 6.9                 9.1                22.2                 27.2
       Interest element of rentals                      1.3                 1.3                 3.9                  3.9
                                                 ----------         -----------           ---------             --------

  Total fixed charges                                   8.2                10.4                26.1                 31.1
                                                 ----------         -----------           ---------             --------
  Total adjusted earnings available
    for payment of fixed charges                 $     39.2         $      14.2           $   137.6             $   98.3
                                                 ==========         ===========           =========             ========

  Ratio of earnings to fixed charges                    4.8                 1.4                 5.3                  3.2
                                                 ==========         ===========           =========             ========


  For purpose of computing this ratio, "Net Earnings" consists of (i) income from continuing operations before income taxes and adjusted for minority interest, and (ii) "Fixed Charges," which consists of interest on debt and the estimated interest portion of rents.